Exhibit 10.12.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into as of the 10th day of March, 2017, by and between Charles Protell (the “Executive”), and Golden Entertainment, Inc., a Minnesota corporation, including its subsidiaries and Affiliates (collectively, the “Company”).

RECITALS

WHEREAS, the Executive and the Company previously entered into that certain Employment Agreement made and entered into as of the 15th day of November, 2016 (the “Agreement”), pursuant to which Executive currently is employed at will by the Company; and

WHEREAS, the Company and the Executive wish to enter into this Amendment to modify certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and the Executive set forth below, the Company and the Executive agree as follows:

AGREEMENT

1. Amendments.

(a) Section 3 of the Agreement is hereby amended by deleting the phrase “sixty-five percent (65%)” from such Section and by replacing the same with the phrase “eighty percent (80%)”.

(b) Section 9(c)(ii) of the Agreement is hereby deleted in its entirety and such Section is hereby replaced with the following new Section 9(c)(ii):

“(ii) Severance Payment.  The Executive shall be entitled to receive severance benefits equal to (A) an amount equal to one hundred eighty percent (180%) of his annual Base Salary (at the rate in effect immediately preceding his termination of employment), multiplied by (B) two (2), payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment.”

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(c) Section 12 of the Agreement is hereby amended by inserting the following sentence at the end of such Section:

“Executive acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Confidential Information to his attorney and use the Confidential Information in the court proceeding, if he files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.”

2. Status of Agreement.  Except to the limited extent expressly amended hereby, the Agreement and its terms and conditions remain in full force and effect and unchanged by this Amendment.  Capitalized terms used herein but not defined herein shall have the meanings ascribed such terms in the Agreement.

3. Counterparts and Facsimile Signatures.  This Amendment may be executed in one or more counterparts hereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures are permitted and shall be binding for purposes of this Amendment.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the due authorization of its Board, the Company has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first written above.

GOLDEN ENTERTAINMENT, INC.:		EXECUTIVE:

By:	/s/ Blake L. Sartini	By:	/s/ Charles Protell
Name:	Blake L. Sartini		Charles Protell
Its:	President and Chief Executive Officer

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